Exhibit 23

Consent of Independent Accountants

        We consent to the incorporation by reference in the registration statements of Protective Life Corporation on Form S-3 (File Nos. 333-30905, 333-86477, 333-80769,333-39103 and 33-59769) and Form S-8 (File Nos. 333-32420, 33-51887 and 33-61847) of our report, dated February 23, 2000, on our audits of the consolidated financial statements and financial statement schedules of Protective Life Corporation and subsidiaries as of December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998, and 1997, which reports are included or incorporated by reference in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP
Birmingham, Alabama
March 27, 2000